McDermott International, Inc.

Bruce W. Wilkinson	1450 Poydras Street
Chairman of the Board and	P.O. Box 61961
Chief Executive Officer	New Orleans, Louisiana 70161-1961

April 2, 2004

Dear Stockholder:

      You are cordially invited to attend this year’s annual meeting of stockholders of McDermott International, Inc., which will be held on Wednesday, May 5, 2004, in the Pelican I Room of the Hotel Inter-Continental, 444 St. Charles Avenue, New Orleans, Louisiana, commencing at 9:30 a.m. local time. The notice of annual meeting and proxy statement following this letter describe the matters to be acted on at the meeting.

      If EquiServe Trust Company, N.A., our transfer agent and registrar, holds your shares of record, we have enclosed a proxy card for your use. You may vote these shares by completing and returning the proxy card or, alternatively, calling a toll-free telephone number or using the Internet as described on the proxy card. If a broker or other nominee holds your shares in “street name,” it has enclosed a voting instruction form, which you should use to vote those shares. The voting instruction form indicates whether you have the option to vote those shares by telephone or by using the Internet.

      Your vote is important. Whether or not you plan to attend the meeting, please take a few minutes now to vote your shares. If you attend the meeting, you may change your vote at that time.

      Thank you for your interest in our company.

Sincerely yours,

BRUCE W. WILKINSON

McDERMOTT INTERNATIONAL, INC.

1450 Poydras Street
P.O. Box 61961
New Orleans, Louisiana 70161-1961

Notice of 2004 Annual Meeting of Stockholders

       The 2004 Annual Meeting of the Stockholders of McDermott International, Inc., a Panamanian corporation, will be held in the Pelican I Room of the Hotel Inter-Continental at 444 St. Charles Avenue, New Orleans, Louisiana, on Wednesday, May 5, 2004, at 9:30 a.m. local time, for the following purposes:

1. To elect four Directors;

2. To ratify the decision of our Board of Directors to retain PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2004; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      If you were a stockholder as of the close of business on March 26, 2004, you are entitled to vote at the meeting and at any adjournment thereof.

      Please indicate your vote as to the matters to be acted on at the meeting by following the instructions provided in the enclosed proxy card or voting instruction form, whether or not you plan on attending the meeting. If you attend the meeting, you may change your vote at that time.

      We have enclosed a copy of our 2003 Annual Report to Stockholders with this notice and proxy statement.

By Order of the Board of Directors,

JOHN T. NESSER, III
Secretary

Dated: April 2, 2004

PROXY STATEMENT FOR 2004 ANNUAL
MEETING OF STOCKHOLDERS

GENERAL INFORMATION

      We are mailing this proxy statement and accompanying proxy card to our stockholders beginning on April 2, 2004. Our Board of Directors is soliciting your proxy to vote your shares at our Annual Meeting to be held on May 5, 2004. We will bear all expenses incurred in connection with this proxy solicitation, which we expect to conduct primarily by mail. We have engaged The Proxy Advisory Group of Strategic Stock Surveillance, LLC to assist in the solicitation for a fee that will not exceed $7,500, plus out-of-pocket expenses. In addition to solicitation by mail and by The Proxy Advisory Group of Strategic Stock Surveillance, LLC, our officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be separately compensated. If your shares are held through a broker or other nominee (i.e., in “street name”), we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through The Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “McDermott Thrift Plan”) the trustee of that plan has sent you this proxy statement and a voting instruction form, which you can use to direct the trustee on how to vote your plan shares.

VOTING INFORMATION

Record Date and Who May Vote

      Our Board of Directors selected March 26, 2004 as the record date (the “Record Date”) for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, EquiServe Trust Company, N.A., on the Record Date, you may vote your shares on the matters to be considered by our stockholders at the Annual Meeting. If your shares were held in street name on that date, the broker or other nominee that was the record holder of your shares has the authority to vote them at the Annual Meeting. They have forwarded to you this proxy statement seeking your instructions on how you want your shares voted.

      On the Record Date, 66,360,101 shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the meeting.

How to Vote

      You can vote your shares in person at the Annual Meeting or vote now by giving us your proxy. By giving us your proxy, you will be directing us on how to vote your shares at the meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time. If your shares are held in street name, the broker or nominee that holds your shares has the authority to vote them and has enclosed a voting instruction form with this proxy statement. They will vote your shares as you direct on their voting instruction form. You can vote by completing the enclosed proxy card or voting instruction form and returning it in the enclosed U.S. postage prepaid envelope. If your shares are held in street name and you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee.

      If your shares are held of record, you also will be able to give us your proxy by calling a toll-free telephone number or using the Internet — 24 hours a day, seven days a week. If your shares are held in street name, the availability of telephone or Internet voting depends on the voting process used by the broker or nominee that holds your shares. In either case, you should refer to the instructions provided in the enclosed proxy card or voting instruction form. Telephone and Internet voting procedures have been designed to verify your identity through a personal identification or control number and to confirm that your voting instructions have been properly recorded. If you vote using either of these electronic means, you will save us return mail expense.

      You may receive more than one proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares of common stock held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

How to Change Your Vote

      You may change your proxy voting instructions at any time prior to the stockholder vote at the Annual Meeting. For shares held of record, you may change your vote by written notice to our Corporate Secretary, granting a new proxy or by voting in person at the Annual Meeting. Unless you attend the meeting and vote your shares in person, you should change your vote using the same method (by telephone, Internet or mail) that you first used to vote your shares. That way, the inspectors of election for the meeting will be able to verify your latest vote.

      For shares held in street name, you should follow the instructions in the voting instruction form provided by your broker or nominee to change your vote. If you want to change your vote as to shares held in street name by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds such shares for you.

Quorum

      The Annual Meeting will be held only if a quorum exists. The presence at the meeting, in person or by proxy, of holders of a majority of our outstanding shares of common stock as of the Record Date will constitute a quorum. If you attend the meeting or vote your shares using the enclosed proxy card or voting instruction form (including any telephone or Internet voting procedures provided), your shares will be counted toward a quorum, even if you abstain from voting as to a particular matter. Broker non-votes (i.e., shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter) also will count for quorum purposes.

Proposals to Be Voted on; Vote Required and How Votes Are Counted

      We are asking you to vote on the following:

•	the election of Joe B. Foster, Robert L. Howard, D. Bradley McWilliams and Thomas C. Schievelbein to Class II of our Board of Directors; and

•	the ratification of the decision of our Board of Directors to retain PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2004.

      Each proposal, including the election of directors, requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. In the election of directors, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. For the proposal to ratify the decision of our Board of Directors to retain PricewaterhouseCoopers as our independent auditors for fiscal year 2004, you may vote “FOR” or “AGAINST” or abstain from voting. Because abstentions are counted for purposes of determining whether a quorum is present but are not affirmative votes for either proposal, they have the same effect as an “AGAINST” vote. Broker non-votes will have no effect on the vote on either of the proposals.

      If you submit a signed proxy card without specifying your vote, your shares will be voted “FOR” the election of all director nominees and the ratification of the decision of our Board of Directors to retain PricewaterhouseCoopers as our independent auditors for fiscal year 2004. If you hold your shares in street name and you do not instruct your broker or nominee how to vote those shares, they may vote your shares as they decide as to matters for which they have discretionary authority under New York Stock Exchange rules. Shares held by a broker or other nominee as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes.” While broker non-votes will be counted toward a quorum, they are not entitled to vote on, or considered present for purposes of, any matters for which the broker or nominee lacks the authority to vote. Therefore, they will have no effect on the vote on any such matter.

      We are not aware of any other matters that may be presented or acted on at the meeting. If you vote by signing and returning the enclosed proxy card or using the telephone or Internet voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the meeting.

Confidential Voting

      All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to our Board of Directors;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.

ELECTION OF DIRECTORS

(ITEM 1)

      In 2003, our Board of Directors was reclassified from three classes to two classes. Each class will continue to be as nearly equal in number as possible. Currently, our Board of Directors has ten members. Two of our ten directors have been added to the Board since our 2003 Annual Meeting: D. Bradley McWilliams became a member in July 2003 and Thomas C. Schievelbein became a director in January 2004. Richard E. Woolbert was re-designated by the Board as a Class I Director in January 2004 to establish a more equal number of directors in the two classes of the Board of Directors. Effective at this year’s annual meeting, John W. Johnstone, Jr. and Philip J. Burguieres will retire from our Board after nine and fourteen years of service, respectively.

      Our amended and restated By-Laws provide that (1) a person shall not be nominated for election or re-election to our Board of Directors if such person shall have attained the age of 70 prior to the date of election or re-election and (2) any director elected or re-elected at or after that Annual Meeting who attains the age of 70 during his or her term shall be deemed to have resigned and retired at the first Annual Meeting following his or her attainment of the age of 70, unless the application of this mandatory retirement provision is waived by the full Board of Directors, provided that any such waiver may only extend for one year. Although Richard E. Woolbert has reached the mandatory retirement age of 70 for directors under our By-Laws, our Board of Directors waived the application of the mandatory retirement provision for a one-year period, allowing Mr. Woolbert to continue serving as a director until our Annual Meeting in 2005.

      The term of our Class II Directors — Joe B. Foster, Robert L. Howard, John W. Johnstone, Jr., D. Bradley McWilliams and Thomas C. Schievelbein — will expire at this year’s Annual Meeting. On the nomination of our Board, Messrs. Foster, Howard, McWilliams and Schievelbein will stand for re-election as Class II Directors at this year’s Annual Meeting.

      Unless otherwise directed, the persons named as proxies in the enclosed proxy card intend to vote “FOR” the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our Board of Directors. However, we are not aware of any circumstances that would prevent any of the nominees from serving. Set forth below under “Class I Directors” are the names of our other directors who will continue to serve as directors after this year’s Annual Meeting. All directors have been previously elected by the stockholders or are standing for election as directors at this year’s Annual Meeting.

      Set forth below is certain information (ages are as of May 5, 2004) with respect to each nominee for election as a director and each director of our company who will continue to serve as a director after this year’s Annual Meeting.

		Director
Name and Principal Occupation	Age	Since

Class II Nominees

Joe B. Foster	69	1999

Mr. Foster has been Nonexecutive Chairman of the Board of Newfield Exploration Company (an oil and gas exploration company) since January 2000. He served as President, Chief Executive Officer and Chairman of the Board of Newfield Exploration Company from January 1989 to May 1999 and as Chief Executive Officer and Chairman of the Board from May 1999 to January 2000. From January 2000 to August 2000, he served as Interim Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated (an oilfield services company). He was also Executive Vice President of Tenneco Inc. from 1981 to 1988 and a director of Tenneco Inc. from 1983 to 1988. Mr. Foster is a past Chairman of the National Petroleum Council and has been a member of the Offshore Committee of the Independent Petroleum Association of America.

Robert L. Howard	67	1997

Until his retirement in March 1995, Mr. Howard was Vice President Domestic Operations, Exploration and Production of Shell Oil Company, and President of Shell Western Exploration and Production Inc. from 1992, and President of Shell Offshore, Inc. from 1985. He is also a director of Southwestern Energy Company and Devon Energy Corporation.

D. Bradley McWilliams	62	2003

From April 1995 until his retirement in April 2003, Mr. McWilliams was Senior Vice President and Chief Financial Officer of Cooper Industries Ltd., a worldwide manufacturer of electrical products, tools and hardware. He was Vice President of Cooper Industries from 1982 until April 1995. He is also a director of Kronos Incorporated.

Thomas C. Schievelbein	50	2004

Since November 2001, Mr. Schievelbein has been President of Northrop Grumman Newport News, a subsidiary of the Northrop Grumman Corporation, a global defense company. From October 1995 to October 2001, he served as Executive Vice President and Chief Operating Officer of Newport News Shipbuilding, Inc.

      Our Board recommends that stockholders vote“FOR” each of the nominees named above.

		Director
Name and Principal Occupation	Age	Since

Class I Directors

Ronald C. Cambre	65	2000

Until December 2001, Mr. Cambre was Chairman of the Board of Newmont Mining Corporation (an international mining company) from January 1995, and served as its Chief Executive Officer from November 1993 until his retirement in December 2001. He was also President of Newmont Mining Corporation from June 1994 to July 1999. Mr. Cambre is also a director of Cleveland-Cliffs Inc., W. R. Grace & Co. and Inco Limited.

Bruce DeMars	68	1997

Admiral DeMars has been a Partner in RSD, LLC, a firm that introduces new products and services to industry and government, since August 2001. Previously, he was a Partner in the Trident Merchant Group and also Chief Executive Officer of the Non-Proliferation Trust, Inc. from February 1998 to June 2001. From 1988 until his retirement from the Navy in October 1996, Admiral DeMars was Director, Naval Nuclear Propulsion, a joint Department of the Navy/Department of Energy program responsible for the design, construction, maintenance, operation and final disposal of reactor plants for the United States Navy. He is also a director of Exelon Corporation.

Bruce W. Wilkinson	59	2000

Mr. Wilkinson has been Chairman of the Board and Chief Executive Officer of McDermott since August 2000. Mr. Wilkinson served as President and Chief Operating Officer of McDermott from April 2000 to August 2000 and President and Chief Operating Officer of our subsidiary J. Ray McDermott, S.A. from July 2002 through February 2003. Previously, he was: Principal of Pinnacle Equity Partners, L.L.C. (a private equity group) from May 1999 to April 2000; Chairman and Chief Executive Officer of Chemical Logistics Corporation (a company formed to consolidate chemical distribution companies) from April 1998 to April 1999; President and Chief Executive Officer of Tyler Corporation (a diversified manufacturing and service company) from April 1997 to October 1997; Interim President and Chief Executive Officer of Proler International, Inc. (a ferrous metals recycling company) from July 1996 to December 1996; Chairman and Chief Executive Officer of CRSS, Inc. (a global engineering and construction services company) from October 1989 to March 1996; and President and Chief Executive Officer of CRSS, Inc. from 1982 to 1989. He is also a director of Cooper Cameron Corporation.

Richard E. Woolbert	70	1996

Until his retirement in January 1999, Mr. Woolbert was Executive Vice President and Chief Administrative Officer of McDermott from February 1995. Previously, he was Senior Vice President and Chief Administrative Officer of McDermott from August 1991.

Board Independence

      Our Board of Directors has determined that all nine nonmanagement members of the Board meet the categorical standards for director independence contained in the Corporate Governance Guidelines adopted by our Board of Directors, which are consistent with the standards of the New York Stock Exchange. The Corporate Governance Guidelines are posted on our website at www.mcdermott.com under “Investor Relations — Corporate Governance.”

Annual Meeting Attendance

      As reflected in our Corporate Governance Guidelines, we have adopted a policy that each member of our Board of Directors must make reasonable efforts to attend our annual meeting. Seven out of the eight directors then serving on the Board attended our annual meeting last year.

Board of Directors and Its Committees

      Our Board of Directors maintains the following committees:

      Audit Committee. Our Audit Committee currently consists of Messrs. Foster (Chairman), Cambre, Johnstone, McWilliams and Schievelbein and Admiral DeMars, all of whom meet the independence requirements of the New York Stock Exchange. During fiscal year 2003, the Audit Committee met five times. The Audit Committee’s role is financial oversight. Our management is responsible for preparing financial statements, and our independent auditors are responsible for auditing those financial statements. The Audit Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent auditor’s work.

      The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent public auditors. The committee, among other things, also reviews and discusses the Company’s audited financial statements with management and the independent auditors.

      Our Board has determined that Messrs. Foster, Cambre, Johnstone, McWilliams and Schievelbein and Admiral DeMars each qualify as an “audit committee financial expert” within the definition established by the Securities and Exchange Commission. For more information on the background of each of Messrs. Foster, Cambre, Johnstone, McWilliams and Schievelbein and Admiral DeMars, see their biographical information under “Election of Directors.”

      Our Board has adopted a written charter for the Audit Committee. A copy of the charter, which was amended and restated earlier this year, is attached as Appendix A to this proxy statement. The charter is also posted on our website at www.mcdermott.com under “Investor Relations — Corporate Governance.”

      Governance Committee. Our Governance Committee currently consists of Admiral DeMars (Chairman) and Messrs. Burguieres, Foster, Howard and Woolbert, all of whom meet the independence requirements of the New York Stock Exchange. During fiscal year 2003, the Governance Committee met five times. This committee, in addition to other matters, recommends to our Board of Directors (1) for approval and adoption, the qualifications, term limits and nomination and election procedures relating to our directors, and (2) nominees for election to our Board of Directors. This committee will consider individuals recommended by stockholders for nomination as directors in accordance with the procedures described under “Stockholders’ Proposals.” Our Governance Committee has primary oversight responsibility for our compliance and ethics program, excluding certain oversight responsibilities assigned to the Audit Committee. In conjunction with the Compensation Committee, the Governance Committee oversees the annual evaluation of our executive management. Our Board has adopted a written charter for the Governance Committee, which is posted on our website at www.mcdermott.com under “Investor Relations — Corporate Governance.”

      Compensation Committee. Our Compensation Committee currently consists of Messrs. Howard (Chairman), Cambre, Johnstone, McWilliams, Schievelbein and Woolbert. During fiscal year 2003, the Compensation Committee met five times. The Compensation Committee (1) determines the salaries of all our officers elected to their positions by our Board of Directors, and reviews and makes recommendations regarding the salaries of officers of our subsidiaries, (2) administers and makes awards under our stock, incentive compensation and supplemental compensation plans and programs, and (3) monitors and makes recommendations relating to our and our subsidiaries’ various employee benefit plans, such as retirement and pension plans, thrift plans, health and medical plans, and life, accident and disability insurance plans. Our Board has adopted a written charter for the Compensation Committee, which is posted on our website at www.mcdermott.com under “Investor Relations — Corporate Governance.”

Lead Director

      Earlier this year, our Board of Directors designated Admiral DeMars as lead director to preside at all executive sessions. In his absence, the remaining nonmanagement directors may appoint a presiding director by majority vote. The nonmanagement directors will meet in executive session without management on a regular basis. Shareholders or other interested persons may send communications to Admiral DeMars by writing to him in an envelope addressed to Admiral DeMars, c/o McDermott International, Inc., Corporate Secretary’s Office, 1450 Poydras Street, New Orleans, Louisiana 70112-6050.

Communications with the Board

      We have a policy with respect to communications with our Board of Directors. Shareholders or other interested persons may send communications to the independent members of our Board by writing to them in an envelope addressed to Board of Directors (independent members), c/o McDermott International, Inc., Corporate Secretary’s Office, 1450 Poydras Street, New Orleans, Louisiana 70112-6050. Our policy is posted on our website at www.mcdermott.com under “Investor Relations — Corporate Governance.”

Director Nominations Process

      Our Governance Committee has determined that a candidate for election to our Board of Directors must meet specific minimum qualifications. Each candidate must:

•	have a record of integrity and ethics in his/her personal and professional life.

•	have a record of professional accomplishment in his/her field.

•	be prepared to represent the best interests of our shareholders.

•	not have a material personal, financial or professional interest in any competitor of ours.

•	be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee of which he or she is a member, and not have other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

      In addition, the Governance Committee also considers it desirable that candidates possess the following qualities or skills:

•	each candidate should contribute positively to the collaborative culture among Board members.

•	each candidate should possess professional and personal experiences and expertise relevant to our businesses and industry.

      The Governance Committee solicits ideas for possible candidates from a number of sources — including members of the Board, our senior level executives, and individuals personally known to the members of the Board.

      Any shareholder may nominate one or more persons for election as one of our directors at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in our by-laws. See “Stockholders’ Proposals” elsewhere in this proxy statement and our by-laws, which may be found on our website at www.mcdermott.com at “Investor Relations — Corporate Governance.”

      The Governance Committee will consider candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from their experience on the Board. Although the Governance Committee will consider candidates identified by shareholders, the Governance Committee may determine not to recommend such candidates to the Board, and the Board may determine not to nominate such candidates.

Corporate Governance

      Copies of the following corporate governance materials may be found on our website at www.mcdermott.com at “Investor Relations — Corporate Governance”:

Audit Committee Charter
Governance Committee Charter
Compensation Committee Charter
Code of Ethics for our CEO and Senior Financial Officers
Corporate Governance Guidelines
By-laws

In addition, McDermott’s Code of Business Conduct may be found on our website at www.mcdermott.com at “Corporate Info — Ethics.”

Directors’ Attendance and Compensation

      Directors’ Attendance and Fees; Insurance. During fiscal year 2003, our Board of Directors held seven meetings. Each incumbent director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served. Employee directors are not paid for their services as directors or as members of any committee of the Board. All other directors are compensated as follows:

•	each nonemployee director receives an annual stipend of $28,000;

•	each nonemployee director receives a fee of $2,500 for each Board meeting personally attended and a fee of $1,000 for each Board meeting in which such director participates by telephone;

•	the lead director receives an annual fee of $5,000;

•	the chairman of each Board committee receives an annual fee of $5,000;

•	each other member of a Board committee receives an annual fee of $2,500; and

•	each committee member also receives a fee of $1,750 for each committee meeting personally attended and a fee of $1,000 for each committee meeting in which such director participates by telephone.

      We also provide travel accident insurance and health care benefits to nonemployee directors under the same terms and conditions applicable to our employees.

      Directors Stock Plans. In addition to the fees and benefits provided to our directors described above, we currently have a directors stock plan under which we have granted stock options and issued restricted stock to our nonemployee directors. A maximum of 100,000 shares of our common stock may be issued under the 1997 Director Stock Program, which we adopted and our stockholders approved in 1997. Under this directors stock plan:

•	each nonemployee director is granted options to purchase 900 shares of our common stock on the first day of the first year of such director’s term and 300 shares on the first day of any subsequent year of such term;

•	the options are granted at the fair market value of our common stock (average of high and low trading price) on the date of grant, become fully exercisable six months after the date of grant, and remain exercisable for ten years after the date of grant;

•	each nonemployee director is also granted rights to purchase 450 restricted shares of our common stock on the first day of the first year of such director’s term and 150 restricted shares on the first day of any subsequent year of such term at $1.00 per share;

•	the shares of restricted stock are subject to transfer restrictions and forfeiture provisions, which generally lapse at the end of a director’s term;

•	if a change in control of our company occurs, all transfer restrictions and forfeiture provisions on the shares of restricted stock will lapse and all outstanding stock options will become immediately exercisable; and

•	we granted 4,125 options to acquire common stock and 2,063 shares of restricted stock during fiscal year 2003.

      In addition, a maximum of 3,000,000 shares of our common stock may be issued to executives, key employees, nonemployee directors and consultants under our 2001 Directors and Officers Long-Term Incentive Plan (the “2001 LTIP”), which we adopted and our stockholders approved in 2002. Under this plan:

•	options, restricted stock, performance units and deferred stock units may be granted, from time to time, to directors in such number, and on such terms, as the Compensation Committee or the Board of Directors may determine;

•	any options granted must have an exercise price that is not less than the fair market value of our common stock (average of high and low trading prices) on the date of grant;

•	the Compensation Committee or the Board of Directors determines when the options become exercisable and the duration of the options, provided that no option may be exercisable later than the tenth anniversary of the date of grant;

•	any shares of restricted stock, performance units and deferred stock units granted are subject to such vesting restrictions, transfer restrictions and forfeiture provisions as the Compensation Committee or the Board of Directors establishes;

•	the Compensation Committee or the Board of Directors determines the treatment of awards in the event of a change in control of our company on an individual award basis; and

•	we granted 70,000 options to acquire common stock and 3,500 shares of restricted stock to nonemployee directors during fiscal year 2003.

      Grant of Deferred Stock Units to Ronald C. Cambre. On January 31, 2002, we made a one-time grant of 5,000 deferred stock units (“DSUs”) to Ronald C. Cambre. That grant was identical to DSU grants we made to our other directors in fiscal year 2000. Under the terms of the DSU grant, each DSU represents the right to receive one share of our common stock upon vesting, which is the earlier of the third anniversary of the grant date (if Mr. Cambre is still serving as a member of the Board) or the termination of his service as a Board member due to death, total and permanent disability, or approved retirement; provided that the receipt of shares underlying the DSU grant may be deferred by him for tax reasons. DSUs do not carry voting or cash dividend rights until vested and the underlying shares of common stock are issued; provided that they will accrue dividend equivalents in the form of additional DSUs if and when dividends are declared and paid on our common stock.

EXECUTIVE OFFICERS

      Set forth below is the age (as of May 5, 2004), the principal positions held with McDermott or certain subsidiaries, and certain other business experience information for each of our executive officers other than Bruce W. Wilkinson, who is our Chief Executive Officer and Chairman of the Board. For more information on Mr. Wilkinson, see his biographical information under “Election of Directors”.

      Louis W. Burkart, 54, Vice President and Controller of J. Ray McDermott, S.A. since February 2004. Previously, he was: Vice President, Internal Audit of the Company from August 2002 to February 2004; Director, Internal Audit from April 2002 to August 2002; Director, Environmental Safety, Health & Risk Management from May 1999 to April 2002; and Director, Corporate Insurance and Risk Management from June 1994 to May 1999.

      Robert A. Deason, 58, President and Chief Operating Officer of our subsidiary J. Ray McDermott, S.A. since March 2003. Previously, he was: Vice President, Operations for Fluor Corporation from March 1999 to January 2003; and Vice President, Project Management Production, Pipelines & Marine Services for Fluor Corporation from June 1997 to March 1999.

      James R. Easter, 47, Vice President, Finance and Treasurer of the Company since September 2002. Previously, he was: Assistant Treasurer of McDermott from May 2002 to September 2002; Vice President in the Retail Energy Solutions Group of Reliant Resources, Inc. from December 2000 to May 2002; associated with Industrial Growth Partners LP, a private equity fund, from January 2000 to December 2000; Vice President, Finance Origination of the Asia Pacific Group of Enron International, Inc., a subsidiary of Enron Corp., from June 1999 to January 2000; and a Director in the Risk Control Group of Enron Corp. from January 1996 to June 1999.

      John A. Fees, 46, President and Chief Operating Officer of our subsidiary BWX Technologies, Inc. since September 2002. Previously, he was President and General Manager of BWXT Services, Inc., a subsidiary of BWX Technologies, from September 1997 to November 2002.

      Thomas A. Henzler, 50, Vice President and Corporate Controller of McDermott since May 2001 and Vice President and Controller of J. Ray McDermott, S.A. from September 2002 to September 2003. Previously, he was Vice President – Tax Administration of McDermott from September 1989 to May 2001.

      Francis S. Kalman, 56, Executive Vice President and Chief Financial Officer of McDermott since February 2002. Previously, he was: Senior Vice President and Chief Financial Officer of Vector ESP, Inc. from March 2000 to February 2002; Principal of Pinnacle Equity Partners, LLC from April 1999 to March 2000; Executive Vice President and Chief Financial Officer of Chemical Logistics Corporation from February 1998 to April 1999; and Senior Vice President and Chief Financial Officer of Keystone International, Inc. from May 1996 to September 1997.

      John T. Nesser, III, 55, Executive Vice President, General Counsel and Corporate Secretary of McDermott since February 2001. Previously, he was: Senior Vice President, General Counsel and Corporate Secretary of McDermott from January 2000 to February 2001; Vice President and Associate General Counsel of McDermott from June 1999 to January 2000; and Associate General Counsel of McDermott from October 1998 to June 1999. Previously, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm, which he co-founded in 1985.

      Louis J. Sannino, 55, Senior Vice President, Human Resources and Corporate Compliance Officer of McDermott since October 2000. Previously, he was: Vice President, Human Resources of McDermott from November 1998 to October 2000; and Director, Human Resources of McDermott from April 1989 to November 1998.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2004 by each director or nominee as a director, and each Named Executive Officer (as that term is defined under the caption “Compensation of Executive Officers”) and all our directors and executive officers as a group, including shares that those persons have the right to acquire within 60 days on the exercise of stock options.

Shares
Beneficially
Name	Owned

Philip J. Burguieres(1)	76,080
Ronald C. Cambre(2)	9,338
Robert A. Deason(3)	94,446
Bruce DeMars(4)	19,384
John A. Fees(5)	176,677
Joe B. Foster(6)	29,125
Robert L. Howard(7)	23,510
John W. Johnstone, Jr.(8)	23,655
Francis S. Kalman(9)	230,836
D. Bradley McWilliams(10)	338
John T. Nesser, III(11)	325,894
Thomas C. Schievelbein(12)	38
Bruce W. Wilkinson(13)	991,976
Richard E. Woolbert(14)	144,457
All directors and executive officers as a group (18 persons)(15)	2,538,582

(1)	Shares owned by Mr. Burguieres include 10,400 shares of common stock that he may acquire on the exercise of stock options, as described above, and 950 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(2)	Shares owned by Mr. Cambre include 7,225 shares of common stock that he may acquire on the exercise of stock options, as described above, and 950 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(3)	Shares owned by Mr. Deason include 33,334 shares of common stock that he may acquire on the exercise of stock options, as described above, and 25,000 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 1,112 shares of common stock held in the McDermott Thrift Plan.

(4)	Shares owned by Admiral DeMars include 9,250 shares of common stock that he may acquire on the exercise of stock options, as described above, and 950 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(5)	Shares owned by Mr. Fees include 120,538 shares of common stock that he may acquire on the exercise of stock options, as described above, and 49,061 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 4,495 shares of common stock held in the McDermott Thrift Plan.

(6)	Shares owned by Mr. Foster include 7,750 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,100 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(7)	Shares owned by Mr. Howard include 9,377 shares of common stock that he may acquire on the exercise of stock options, as described above, and 650 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(8)	Shares owned by Mr. Johnstone include 10,100 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,100 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(9)	Shares owned by Mr. Kalman include 134,901 shares of common stock that he may acquire on the exercise of stock options, as described above, and 69,500 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 435 shares of common stock held in the McDermott Thrift Plan and 21,000 shares held by a family limited partnership, of which he and his wife are the two sole general and limited partners. Mr. Kalman disclaims beneficial ownership of the 21,000 shares held by that family limited partnership, except to the extent of his pecuniary interest.

(10)	Shares owned by Mr. McWilliams include 225 shares of common stock that he may acquire on the exercise of stock options, as described above, and 113 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(11)	Shares owned by Mr. Nesser include 214,434 shares of common stock that he may acquire on the exercise of stock options, as described above, and 82,909 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 3,551 shares of common stock held in the McDermott Thrift Plan.

(12)	Shares owned by Mr. Schievelbein include 38 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(13)	Shares owned by Mr. Wilkinson include 670,200 shares of common stock that he may acquire on the exercise of stock options, as described above, and 239,306 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 2,470 shares of common stock held in the McDermott Thrift Plan.

(14)	Shares owned by Mr. Woolbert include 67,385 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,100 restricted shares of common stock as to which he has sole voting power but no dispositive power. Also includes 5 shares of common stock held in a custodial account for an immediate family member under the Uniform Gifts to Minors Act as to which Mr. Woolbert disclaims beneficial ownership.

(15)	Shares owned by all directors and executive officers as a group include 1,550,941 shares of common stock that may be acquired on the exercise of stock options, as described above, and 578,299 restricted shares of common stock as to which they have sole voting power but no dispositive power. Also includes 22,622 shares of common stock held in the McDermott Thrift Plan.

      Shares beneficially owned in all cases constituted less than one percent of the outstanding shares of common stock, except that the 991,976 shares of common stock beneficially owned by Mr. Wilkinson constituted approximately 1.48% and the 2,538,582 shares of common stock beneficially owned by all directors and executive officers as a group constituted approximately 3.75% of the outstanding shares of common stock on March 1, 2004, in each case as determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table furnishes information concerning all persons known by us to beneficially own 5% or more of our outstanding shares of common stock, which is our only class of voting stock outstanding:

		Amount and
		Nature of
		Beneficial	Percent of
Title of Class	Name and Address of Beneficial Owner	Ownership	Class(1)

Common Stock	Vanguard Fiduciary Trust Company, in its capacity as trustee for certain employee benefit plan(s) 500 Admiral Nelson Blvd. Malvern, PA 19355	4,486,006(2)	6.80%

Common Stock	Al A. Gonsoulin 4655 Sweetwater Blvd., Suite 300 Sugar Land, TX 77479	4,000,000(3)	6.04%

(1)	Percent of class based on the outstanding shares of our common stock on March 1, 2004.

(2)	As reported on an amendment to Schedule 13G dated March 11, 2004.

(3)	As reported on an amendment to Schedule 13G dated April 29, 2002.

COMPENSATION COMMITTEE REPORT

To Our Stockholders

      The Compensation Committee is currently comprised of six independent, nonemployee directors who have no “interlocking” relationships with McDermott. This Committee exists to develop executive compensation policies that support McDermott’s strategic business objectives and values. Our duties include:

•	Reviewing and approving the design of McDermott’s executive compensation programs and all salary arrangements that its executives receive;

•	Assessing the effectiveness of McDermott’s executive compensation programs in light of its compensation policies; and

•	Evaluating executive performance.

Compensation Philosophy

      We adhere to an executive compensation philosophy that supports McDermott’s business strategies. These strategies are to:

•	Maximize profits;

•	Increase shareholder value;

•	Strengthen cash flow and liquidity;

•	Resolve B&W’s asbestos-related Chapter 11 reorganization proceeding in a timely and effective manner;

•	Reinforce operating discipline and excellence in each of McDermott’s operating groups; and

•	Pursue internal and external initiatives for growth.

      Our philosophy for executive compensation is to:

•	Manage compensation opportunities from a total compensation perspective that emphasizes at-risk compensation, while balancing short-term and long-term compensation to support McDermott’s business and financial strategic goals;

•	Structure compensation opportunities that are contingent on performance measures that drive growth and, to the extent possible, are fully competitive;

•	Reflect positive, as well as negative, company and individual performance in pay;

•	Emphasize equity-based compensation for McDermott executives to reinforce management’s focus on shareholder value;

•	Structure compensation programs that are flexible and focus, as appropriate, on issues that are unique to individuals and business groups; and

•	Provide pay opportunities that will attract and retain executive talent.

      McDermott’s executives participate in a comprehensive compensation program built around this philosophy. The key components of this program include base salary, annual bonus opportunities, long-term, equity-based incentives (stock options, restricted stock and performance units) and benefits.

      To ensure that its executive compensation levels are comparable to the practices of other similar companies, McDermott annually collects and reviews compensation data from several external sources. This data covers both specific industries in which McDermott competes and general industry. The industry-specific comparison is collected using a group of companies that have national and international business operations and sales volumes, market capitalizations, employment levels, and one or more lines of business that are comparable to McDermott’s. We review and approve the selection of companies used for this purpose. The general industry comparison group includes more companies than the peer group used in the performance graph included in this proxy statement.

      The Committee engaged Apogee Holdings, an executive compensation consulting firm, to assist in revising McDermott’s executive compensation program to more clearly reflect a total compensation approach. Under this approach, McDermott’s executive compensation program focuses on competitive opportunities that are contingent upon the achievement of operational and financial performance goals. Individual opportunities are formulated by giving consideration to the executive’s position in the Company, individual accountabilities, corporate and unit objectives and compensation practices in the competitive marketplace.

Base Salary

      Generally, salaries reflect an individual’s level of responsibility, prior experience, breadth of knowledge, personal contributions, position within McDermott’s executive structure and market pay practices. Overall, salaries are targeted at or near the median of market practice, with annual adjustments based on performance. When making annual adjustments, we conduct a qualitative assessment that considers many factors, including individual performance, both past and present. The factors used in making this evaluation may vary by individual and by position.

      As part of the review conducted by Apogee Holdings, a thorough analysis was performed to compare current executive salaries with comparable industry benchmarks. The analysis determined that our salaries were generally within 10% of the market median considered to be fully competitive. As a result, we did not grant across-the-board salary increases to McDermott’s executives in 2003. Instead, we focused on a new structure for annual cash incentives and an increased emphasis on long-term incentives.

      During fiscal year 2003, Bruce W. Wilkinson served as McDermott’s Chief Executive Officer. During the year, Mr. Wilkinson’s base salary was increased by 8.3% to $650,000. Mr. Wilkinson’s base salary for 2004 will be maintained at the current level of $650,000.

Annual Bonus

      As part of the short-term component of McDermott’s overall executive compensation program for the year ended December 31, 2003, we provided bonus opportunities to officers and key executives through McDermott’s Executive Incentive Compensation Plan (the “EICP”).

      For the year ended December 31, 2003, we provided annual bonus opportunities that focused on objectives that drive earnings and growth. Key employees at McDermott’s corporate headquarters and business groups whose effective performance can have a reasonable impact on McDermott’s tactical and strategic initiatives participated in the EICP. Each participant had a target award, expressed as a percentage (or multiplier) of their base annual salary. Business plan performance measures and individual performance measures were defined at the beginning of the year. A threshold, target and maximum level of performance was defined for each business plan measure. Target performance results in eligibility for payment of 100% of the targeted amount. Performance below the target, but above the threshold amount, and performance above the target, would result in a decreased or increased payout, respectively. Bonuses of up to 200% of individual target awards may be earned under the EICP.

      Given the nature of the operating losses encountered by McDermott’s J. Ray McDermott Group, attainment of the threshold performance and financial measures was not achieved for 2003 for McDermott or the J. Ray McDermott Group. Although none of McDermott’s senior executive officers received EICP awards for 2003, we approved and paid special bonuses to selected corporate staff officers and members who, under the terms of the EICP, would not have otherwise received incentive compensation. The awards, which were a fraction of the individuals’ target awards, were approved as a result of our assessment that these individuals performed commendably in 2003, relative to their individual performance measures, and their contributions merited recognition. Mr. Wilkinson did not receive any bonus for the year ended December 31, 2003. Additionally, certain J. Ray McDermott officers received bonuses pursuant to contractual obligations separate from the EICP. Executives at McDermott’s BWXT Group and B&W Group earned and received bonuses greater than their targeted bonus amounts under the EICP.

Long-Term Incentives

      McDermott believes that the interests of its stockholders are best served when a significant percentage of officers’ compensation opportunities is comprised of equity-based incentives that acquire value contingent upon increases in the share price of McDermott’s common stock and other indicators that reflect improvements in business fundamentals. In determining the size and frequency of individual long-term incentive awards, the Committee considers:

•	market practices among similar companies;

•	level of responsibility;

•	individual performance; and

•	the potential of the grant recipient to affect future outcomes.

      The Committee does not apply any specific weighting of these factors in its determinations.

      In 2003, McDermott awarded executives and key employees with equity-based incentives through the 1996 Officer Long-Term Incentive Plan and 2001 Directors and Officers Long-Term Incentive Plan (the “2001 LTIP”). It is McDermott’s intention to review compensation opportunities annually and to make awards under its long-term plans at such times and in such amounts as may be required to accomplish the objectives described above.

      Stock Options. Stock options are granted to McDermott’s executives to provide an equity-based incentive component to their compensation. In 2003, McDermott granted stock options at exercise prices equal to the fair market value of the underlying common stock on the date of grant.

      During the year ended December 31, 2003, McDermott granted Mr. Wilkinson options to acquire 160,100 shares of common stock at an exercise price of $3.15 per share. These options vest one-third on each of the first three anniversaries of the date of grant and have a term of 10 years.

      Restricted Stock. In fiscal year 2003, we made grants of restricted stock under the 2001 LTIP. Actual shares of stock were issued at the time of grant, the vesting of which is scheduled to occur upon the earlier of the fifth anniversary of the award date or the achievement of predetermined individual performance measures. Until those shares of restricted stock vest, they are nontransferable and subject to forfeiture under certain circumstances.

      In April 2003, Mr. Wilkinson received 27,400 shares of restricted stock.

      In March 2004, the Committee approved the irrevocable election of each of Messrs. Wilkinson, Burkhart, Fees, Henzler, Kalman, Nesser and Sannino to satisfy withholding obligations relating to all or a portion of any applicable federal, state or other taxes that may be due on the vesting in fiscal year 2004 of certain shares of restricted stock that each has been awarded under various long-term incentive plans by returning to us a number of such vested shares having a fair market value equal to the amount of such taxes.

      Performance Units. McDermott introduced performance units as a new incentive and retention concept for its officers and key employees in 2003. The performance units will result in a cash payment at the end of a three-year measurement period if the predetermined performance measure is achieved. In April 2003, Mr. Wilkinson received an initial grant of 39,800 performance units. The final number and value of the performance units will be determined based on the average price of a share of the Company’s common stock over the ten-day period ending on the performance measurement date. The performance units become vested on the third anniversary of the date of grant.

Benefits

      Benefits offered to key executives serve a different purpose than the other elements of McDermott’s compensation program. In general, they provide a safety net of protection against financial catastrophes that can result from illness, disability or death. Benefits offered to key executives are generally the same as those offered to the general employee population, with some variation to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

Policy with Respect to Section 162(m)

      Section 162(m) of the Internal Revenue Code limits McDermott’s tax deductions relating to the compensation paid to certain executive officers, unless the compensation is performance-based and the material terms of the applicable performance goals are disclosed to and approved by McDermott’s stockholders. All of McDermott’s past executive compensation plans have received stockholder approval and were prepared with the intention that McDermott’s incentive compensation would qualify as performance-based compensation under Section 162(m).

      While we intend to continue to rely on performance-based compensation programs, we are cognizant of the need for flexibility in making executive compensation decisions, based on the relevant facts and circumstances, so that the best interests of McDermott are achieved. To the extent consistent with this goal, we will attempt to satisfy the requirements of Section 162(m) in the future.

Conclusion

      We believe McDermott’s executive compensation policies and programs serve the interests of McDermott and its stockholders effectively, and that the various pay vehicles offered are appropriately balanced to provide appropriate motivation for executives to contribute to McDermott’s overall future success, thereby enhancing the value of McDermott for its stockholders’ benefit.

      We will continue to monitor the effectiveness of McDermott’s total compensation programs to meet the current needs of our company.

THE COMPENSATION COMMITTEE
R.L. Howard, Chairman
R.C. Cambre
J.W. Johnstone, Jr.
D.B. McWilliams
T.C. Schievelbein
R.E. Woolbert

PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in McDermott’s cumulative total return on its common stock over the preceding five-year period with the cumulative total return of the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and with a peer group of publicly traded companies over the same period. The 2003 Peer Group consists of Cal Dive International, Inc., Fluor Corporation, Foster Wheeler Corporation, Global Industries, Ltd., Gulf Island Fabrication, Inc., Halliburton Company, Jacobs Engineering Group, Inc., Oceaneering International, Inc., Stolt Offshore S.A., and Technip.

Comparison of Cumulative Total Return*

McDermott International, Inc., S&P 500, and Peer Groups

*	Assumes $100 invested on December 31, 1998 in our common stock, the S&P 500, and the Peer Group, and the reinvestment of dividends as they are paid.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

McDermott International, Inc.	$100.00	$37.14	$44.55	$50.85	$18.15	$49.52
S&P 500	$100.00	$121.01	$109.99	$96.98	$75.59	$97.24
Peer Group	$100.00	$128.12	$124.91	$72.73	$68.01	$94.77

COMPENSATION OF EXECUTIVE OFFICERS

      The following table summarizes the annual and long-term compensation of our Chief Executive Officer and our four highest paid executive officers other than our CEO (collectively, the “Named Executive Officers”) for the fiscal years ended December 31, 2003, 2002 and 2001.

Summary Compensation Table

			Annual Compensation(1)					Long-Term Compensation

								Awards		Payouts

							Other	Restricted	Securities
	Principal	Period					Annual	Stock	Underlying	LTIP	All Other
Name	Position	Ended	Salary		Bonus		Comp.(2)	Awards(3)	Options	Payouts	Comp.(4)

B.W. Wilkinson	Chairman & Chief	12/03	$650,000		$0		$0	$85,485	160,100	$0	$5,001
	Executive Officer	12/02	$600,000		$144,000		$0	$2,299,676	200,000	$0	$3,750
		12/01	$500,004		$800,000		$0	$671,486	180,000	$0	$6,336

R.A. Deason	President & Chief	12/03	$262,500	(5)	$50,000	(6)	$0	$77,998	100,000	$0	$5,216
	Operating Officer,
	J. Ray McDermott

J.A. Fees	President & Chief	12/03	$366,667		$416,520		$0	$24,959	46,600	$0	$6,009
	Operating Officer,	12/02	$280,208		$195,615		$0	$348,293	64,800	$0	$4,508
	BWX Technologies	12/01	$260,000		$228,150		$0	$210,548	116,440	$0	$5,820

F.S. Kalman	Executive Vice	12/03	$380,000		$0		$0	$45,239	84,700	$0	$2,377
	President & Chief	12/02	$307,576	(7)	$200,000	(8)	$0	$572,222	160,000	$0	$0
	Financial Officer

J.T. Nesser, III	Executive Vice	12/03	$317,040		$0		$0	$29,327	55,000	$0	$6,010
	President,	12/02	$317,040		$52,312		$107,405	$649,772	84,000	$0	$4,508
	General Counsel &	12/01	$313,590		$335,000		$0	$387,969	104,000	$0	$5,109
	Corporate Secretary

(1)	Includes salary and bonus earned in a fiscal year, whether or not deferred. Bonuses are paid after the fiscal year during which they are earned.

(2)	The aggregate value of perquisites and other personal benefits received by a Named Executive Officer during a fiscal year is not included if it does not exceed the lesser of $50,000 or 10 percent of the total amount of such officer’s salary and bonus for that period. The amount shown for Mr. Nesser is attributable to relocation expenses.

(3)	Includes restricted stock granted in 2003 and 2002 and restricted stock issued in 2002 as a result of performance share awards granted during fiscal year 2000. The restricted stock awards are valued at the closing market price of common stock on the date of grant. The restricted stock issued as a result of the performance share awards are valued at the closing market price of common stock on the date the restricted stock was issued. McDermott waived the $1.00 per share payment requirement for the restricted stock issued as a result of the performance share awards.

As of December 31, 2003, the total number of shares of restricted stock held by the Named Executive Officers and their market value (based on a closing market price on December 31, 2003 of $11.95, net of any consideration paid for such shares) are as follows:

	Shares of	Market
Name	Restricted Stock	Value

Mr. Wilkinson	239,306	$2,859,707
Mr. Deason	25,000	$298,750
Mr. Fees	49,061	$586,279
Mr. Kalman	69,500	$830,525
Mr. Nesser	82,909	$990,763

Dividends, if any, would be paid on restricted stock at the same time and at the same rate as dividends paid to all stockholders. Grants of restricted stock in 2003 vest on the third anniversary of the grant date, based upon the attainment of predetermined financial goals but in no event later than five years after the date of grant.

(4)	Amounts shown for each Named Executive Officer for the fiscal year ended December 31, 2003 are attributable to our matching contributions to such officer’s contribution under the McDermott Thrift Plan.

(5)	Reflects only the compensation paid to Mr. Deason from the time he joined our company in March 2003.

(6)	Reflects a $50,000 signing bonus.

(7)	Reflects only the compensation paid to Mr. Kalman from the time he joined our company in February 2002.

(8)	Includes a $100,000 signing bonus.

Option Grant Table

      The following table provides information about option grants to the Named Executive Officers during fiscal year 2003.

Option Grants in Fiscal Year 2003

	Individual Grants(1)

	Number of	% of Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of
	Underlying	Granted to			Stock Price Appreciation for
	Options	Employees			Option Term(2)
	Granted in	in	Exercise Price	Expiration
Name	2003	2003(3)	(Per Share)(4)	Date	5%	10%

B.W. Wilkinson	160,100	14.80	$3.15	04/02/13	$317,161	$803,748
R.A. Deason	100,000	9.24	$3.15	04/02/13	$198,102	$502,029
J.A. Fees	46,600	4.31	$3.15	04/02/13	$92,315	$233,945
F.S. Kalman	84,700	7.83	$3.15	04/02/13	$167,792	$425,218
J.T. Nesser, III	55,000	5.08	$3.15	04/02/13	$108,956	$276,116

(1)	Options granted in fiscal year 2003 vest in equal installments of one-third on the first, second and third anniversaries of the date of grant and expire ten years from the date of grant. In general, vesting is contingent on continuing employment with us or one of our subsidiaries. In the event of a “change in control” of our company, all outstanding options will vest and become immediately exercisable.

(2)	Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. For example, if the exercise price is $3.15, a 5% annual growth rate over ten years results in a stock price of $5.13 per share, and a 10% rate results in a price of $8.17 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. Zero percent appreciation in stock price will result in no gain.

(3)	Based on options to acquire 1,082,000 shares of common stock granted to all employees of McDermott and its subsidiaries during fiscal year 2003.

(4)	Fair market value on date of grant.

Option Exercises and Year-End Value Table

      The following table provides information concerning the exercise of stock options during fiscal year 2003 by each of the Named Executive Officers and the value at December 31, 2003 of unexercised options held by those persons. The value of unexercised options reflects the increase (if any) in market value of our common stock from the date of grant through December 31, 2003 (when the fair market value of our common stock was $12.06 per share). The actual value realized on option exercise will depend on the value of our common stock at the time of exercise.

Aggregated Option Exercises in Fiscal Year 2003

and Fiscal Year-End Option Values

			Total Number of		Total Value of Unexercised,
	Shares		Unexercised Options at		In-the-Money Options at
	Acquired		Fiscal Year-End		Fiscal Year-End
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

B.W. Wilkinson	0	$0	490,167	353,433	$1,200,912	$1,425,691
R.A. Deason	0	$0	0	100,000	$0	$890,500
J.A. Fees	0	$0	75,258	108,612	$98,300	$526,651
F.S. Kalman	0	$0	53,334	191,366	$0	$754,254
J.T. Nesser, III	0	$0	133,433	145,667	$95,618	$489,775

Long-Term Incentive Awards

      The following table provides information concerning awards of performance units made to each of the Named Executive Officers during fiscal year 2003.

Long-Term Incentive Plans — Awards in Fiscal Year 2003

		Performances or
	Number of	Other Period
	Shares, Units	Until Maturation
Name	or Other Rights	or Payout

B.W. Wilkinson
Performance Units(1)	39,800	3 years
R.A. Deason
Performance Units(1)	0	—
J.A. Fees
Performance Units(1)	11,600	3 years
F.S. Kalman
Performance Units(1)	21,100	3 years
J.T. Nesser, III
Performance Units(1)	13,700	3 years

(1)	These awards were granted under the Company’s 2001 Directors and Officers Long-Term Incentive Plan on April 2, 2003. The performance units represent a right to receive a cash bonus determined as of the third anniversary of the date of grant (the “vesting date”). The number of performance units that vest, if any, is determined based on the average stock price of a share of the Company’s common stock over the ten trading day period ending on the vesting date in accordance with the following schedule:

Average Stock Price	Vested Percentage

$8.00	50%
$14.00	100%
$20.00	150%

The value of the cash bonus will be equal in value to the number of vested performance units multiplied by the average stock price. No payment will be made if the average stock price is below $8.00. Prior to vesting, such performance units are subject to forfeiture under certain circumstances.

Employment and Severance Arrangements

      Although McDermott does not have any employment agreements with any of our Named Executive Officers, we have agreed to certain severance terms with Mr. Deason. We have agreed that, if we terminate Mr. Deason without “cause” prior to December 31, 2004, we would pay to him a severance amount equal to 12 months of his then-current monthly salary. For this purpose, cause has been defined generally as acts of personal dishonesty intended to result in substantial personal enrichment at the expense of McDermott or any third party, repeated failures to perform job duties which are demonstrably willful and deliberate and are not remedied within a reasonable period of time following written notice, conviction of a felony involving moral turpitude, and acts that are material violations of McDermott’s standards of business ethics and conduct.

Change in Control Arrangements

      Under our equity-based long-term incentive compensation plans, upon a “change in control” of McDermott, all stock options will immediately become exercisable, all restrictions applicable to shares of restricted stock will immediately lapse, and all DSUs will immediately become vested.

Retirement Plans

      Pension Plans. We maintain retirement plans that are funded by trusts that cover substantially all regular full-time employees of McDermott and its subsidiaries, except certain nonresident alien employees who are not citizens of a European Community country or who do not earn income in the United States, Canada or the United Kingdom. Officers who are employees of McDermott or certain of its subsidiaries, including but not limited to McDermott Incorporated and B&W, are covered under The Retirement Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “McDermott Retirement Plan”). Under the McDermott Retirement Plan, salaried B&W employees and other salaried employees who began their career with B&W (collectively, the “B&W tenured employees”) accrue benefits under a different formula than other participants in the plan. Officers who are employed by J. Ray McDermott or certain of its subsidiaries or affiliates are covered under The Retirement Plan of Employees of J. Ray McDermott Holdings, Inc. (the “J. Ray McDermott Retirement Plan”). As of March 31, 2003, benefit accruals under the J. Ray McDermott Retirement Plan ceased. On November 31, 2003, assets and liabilities attributable to current and former employees of the Company’s Government and Industrial business unit were spun-off from the McDermott Retirement Plan into a separate plan called the “Retirement Plan for Employees of BWX Technologies, Inc.” (the “BWXT Retirement Plan”). All plan rights and features, including individual retirement benefits payable under the plan, remain unchanged. Employees do not contribute to either of these plans, and company contributions are determined on an actuarial basis. To the extent benefits payable under these qualified plans are limited by Section 415(b) or 401(a)(17) of the Internal Revenue Code, pension benefits will be paid directly by the applicable company or a subsidiary under the terms of unfunded excess benefit plans maintained by them (the “Excess Plans”). An employee must be employed by the applicable company or a subsidiary for one year prior to participating in the plans and must have five years of continuous service to vest in any accrued benefits under the plans, except that all employees participating in the J. Ray McDermott Retirement Plan on March 31, 2003 became fully vested at that time.

      The benefit formula under the McDermott Retirement Plan and the BWXT Retirement Plan applicable to participants who are not B&W tenured employees is the same as those payable to employees covered under the J. Ray McDermott Retirement Plan, prior to the cessation of benefit accruals under the J. Ray McDermott Retirement Plan as described above. The following table shows the annual benefit payable to non-B&W tenured employees under the McDermott Retirement Plan and the BWXT Retirement Plan and to J. Ray McDermott employees under the J. Ray McDermott Retirement Plan, at age 65 (the normal retirement age), who retire in 2004 in accordance with the lifetime-only method of payment and before profit sharing plan offsets. Benefits are based on the formula of a specified percentage (dependent on years of service) of average annual basic earnings (exclusive of bonus and allowances) during the 60 successive months out of the 120 successive months before retirement in which such earnings were highest (“Final Average Earnings”), less a specified percentage of anticipated social security benefits. As of December 31, 2003, Mr. Nesser had Final Average Earnings of $291,801 and 5.25 years of credited service under the McDermott Retirement Plan and Messrs. Kalman and Wilkinson had not vested in any accrued benefits under the McDermott Retirement Plan. Unless elected otherwise by the employee, payment will be made in the form of a joint and survivor annuity of equivalent actuarial value to the amount shown below.

McDermott Retirement Plan Benefits and the BWXT Retirement Plan Benefits for

Non-B&W Tenured Employees and J. Ray McDermott Retirement Plan Benefits

	Annual Benefits at Age 65 for Years of Service Indicated

Final Average Earnings	10	15	20	25	30	35	40

250,000	39,526	59,289	79,052	98,815	118,578	138,341	158,103
275,000	43,693	65,539	87,385	109,231	131,078	152,924	174,770
300,000	47,859	71,789	95,718	119,648	143,578	167,507	191,437

      The following table shows the annual benefit payable under the McDermott Retirement Plan and the BWXT Retirement Plan at age 65 (the normal retirement age) to B&W tenured employees who retire in 2004 in accordance with the lifetime-only method of payment. Benefits payable to B&W tenured employees are based on the formula of a specified percentage (dependent on the level of wages subject to social security taxes during the employee’s career) of average annual earnings (inclusive of bonuses) during the 60 successive months out of the 120 successive months prior to retirement in which such earnings were highest (“B&W Final Average Earnings”). Final Average Earnings and credited service under the BWXT Retirement Plan as of December 31, 2003 for Mr. Fees were $406,713 and 24.58 years. Unless elected otherwise by the employee, payment will be made in the form of a joint and survivor annuity of equivalent actuarial value to the amount shown below.

McDermott Retirement Plan Benefits and the BWXT Retirement Plan Benefits

for B&W Tenured Employees

	Annual Benefits at Age 65 for Years of Service Indicated
B&W Final
Average Earnings	10	15	20	25	30	35	40

300,000	37,500	56,250	75,000	93,750	112,500	131,250	150,000
400,000	50,000	75,000	100,000	125,000	150,000	175,000	200,000
500,000	62,500	93,750	125,000	156,250	187,500	218,750	250,000

      Supplemental Executive Retirement Plan. We maintain an unfunded Supplemental Executive Retirement Plan (the “SERP”) that covers certain of our officers and officers of some of our subsidiaries, including McDermott Incorporated, J. Ray McDermott and B&W. Generally, benefits are based on a specified percentage (determined by age, years of service and date of initial participation in the SERP) of final three-year average cash compensation (salary plus supplemental compensation for the highest three out of the last ten fiscal years of service) or three-year average cash compensation prior to the SERP scheduled retirement date, whichever is greater. The maximum benefit may not exceed 60% (depending on the date of initial participation in the SERP) of such three-year average cash compensation. Payments under the SERP will be reduced by an amount equal to pension benefits payable under any other retirement plan maintained by us or any of our subsidiaries. Before giving effect to such reductions, the approximate annual benefit payable under the SERP to Messrs. Wilkinson and Nesser if they remain employed with McDermott until retirement age as stated in the SERP is 30% and 48%, respectively, of each such person’s final three-year average cash compensation. The SERP also provides a surviving spouse death benefit.

      We have established a trust designed to provide funding for the payment of benefits arising under the SERP, the Excess Plans and certain other contracts and arrangements (collectively, the “Plans”) in the event of an effective change in control of McDermott. The trust is currently unfunded. Although we would retain primary responsibility for such payments, to the extent of the available assets, the trust would provide for payments to designated participants, in the form of lump-sum distributions, if certain events occur following an effective change in control of McDermott, including but not limited to our failure to make such payments and the termination of a participant’s employment under certain specified circumstances. In addition, with respect to benefits that otherwise would have been paid in the form of an annuity, the trust provides for certain lump-sum equalization payments, which, when added to the basic lump-sum payments described above, would be sufficient, after payment of all applicable taxes, to enable each active participant receiving a lump-sum distribution to purchase an annuity that would provide such participant with the same net after-tax stream of annuity benefits that such participant would have realized had he retired as of the date of the lump-sum distribution and began receiving annuity payments at that time under the terms of the applicable Plan, based on salary and service factors at the time of the effective change in control. In the case of designated participants who retire before an effective change in control and who receive a basic lump-sum distribution under the circumstances described above, the trust provides for similar lump-sum equalization payments, based on salary and service factors at the time of actual retirement.

AUDIT COMMITTEE REPORT

      Each year, the Board of Directors appoints an audit committee to review McDermott International, Inc.’s financial matters. Each member of the audit committee meets the independence requirements established by the New York Stock Exchange. Our responsibilities as members of the audit committee include recommending to the Board an accounting firm to be hired as McDermott’s independent auditors. We are also responsible for recommending to the Board that McDermott’s financial statements be included in its Annual Report on Form 10-K for the fiscal year.

      In making our recommendation that McDermott’s financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2003, we have taken the following steps:

•	We discussed with PricewaterhouseCoopers (“PWC”), McDermott’s independent auditors for the year ended December 31, 2003, those matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90, including information regarding the scope and results of the audit. These communications and discussions are intended to assist us in overseeing the financial reporting and disclosure process.

•	We conducted executive sessions with PWC at each audit committee meeting, with no members of McDermott management present during those discussions. PWC did not identify any material audit issues, questions or discrepancies, other than those previously discussed with management, which were resolved to the satisfaction of all parties.

•	We conducted periodic executive sessions with McDermott’s Vice President, Internal Audit and regularly received reports regarding McDermott’s internal control procedures.

•	We required comprehensive reviews of McDermott’s project management systems, sought to determine reasons for cost overruns on major projects, and supported and monitored management’s initiatives to revise, improve, and upgrade its systems, controls, and personnel for dealing with these issues.

•	We discussed with PWC its independence and received from PWC a letter concerning its independence as required by applicable independence standards for auditors of public companies. This discussion and disclosure helped us in evaluating such independence. We also considered whether the provision of nonaudit services to McDermott is compatible with the auditors’ independence.

•	During 2002, McDermott migrated to an internal audit function staffed primarily with company employees rather than outsourcing internal audit services. That migration continued in 2003. Ernst & Young is engaged on an as-needed basis based on particular areas of expertise.

•	We determined that, while McDermott has no policy prohibiting it, there were no former PWC employees who previously participated in the McDermott audit, engaged in the financial function of McDermott.

•	We have confirmed that the Corporate Compliance Officer of McDermott has reviewed the ethics and conflict of interest statements received from directors, officers, key employees and joint venture partners and has determined that there were no material instances of conflict of interest or breach of McDermott’s code of conduct reported. In addition, the Corporate Compliance Officer has reviewed the reports of incidents of noncompliance and has confirmed that the appropriate actions were taken and that adequate procedures are in place.

•	We reviewed and discussed with McDermott’s management and PWC, McDermott’s audited consolidated balance sheet at December 31, 2003, and consolidated statements of loss, comprehensive loss, cash flows, and stockholders’ deficit for the year ended December 31, 2003.

      Based on the reviews and actions described above, we recommended to the Board that McDermott’s financial statements be included in its Annual Report on Form 10-K for its fiscal year ended December 31, 2003.

THE AUDIT COMMITTEE
Joe B. Foster (Chairman)
Ronald C. Cambre
Bruce DeMars
John W. Johnstone, Jr.
D. Bradley McWilliams
Thomas C. Schievelbein

RATIFICATION OF RETENTION OF

INDEPENDENT AUDITORS FOR
FISCAL YEAR 2004

(ITEM 2)

      Our Board of Directors has ratified the decision of the Audit Committee to retain PricewaterhouseCoopers to serve as independent auditors to audit our financial statements for fiscal year 2004. Although not required to do so, our Board of Directors has directed that the decision to retain PricewaterhouseCoopers also be submitted to our stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers served as our independent auditors for fiscal years 2001, 2002 and 2003. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

      During the years ended December 31, 2003, and December 31, 2002, McDermott paid PricewaterhouseCoopers fees, including expenses and taxes, totaling $6,198,958 and $5,753,182, respectively, which can be categorized as follows:

	2003	2002

Audit
The Audit fees for the years ended December 31, 2003 and 2002, respectively, were for professional services rendered for the audits of the consolidated financial statements of McDermott, statutory and subsidiary audits, reviews of the quarterly consolidated financial statements of the Company, and assistance with review of documents filed with the SEC	$4,368,562	$4,234,655

Audit Related
The Audit Related fees for the years ended December 31, 2003 and 2002, respectively, were for assurance and related services for employee benefit plan audits, agreed upon procedures engagements, accounting consultations, advisory services related to Sarbanes-Oxley Section 404 compliance, and professional services in connection with the issuance of J. Ray McDermott, S.A.’s 11% Senior Secured Notes during 2003	$1,296,430	$178,152

Tax
The Tax fees for the years ended December 31, 2003 and 2002, respectively, were for professional services rendered for consultations on various U.S. federal, state and international tax matters, international tax compliance and tax planning, and assistance with tax examinations	$437,046	$289,345

All Other
The fees for All Other services for the years ended December 31, 2003 and 2002, respectively, were for professional services rendered for risk management advisory services, translation services, claims management services and restructuring activities related to the Chapter 11 Bankruptcy filing of B&W and certain of its subsidiaries through August 30, 2002.	$96,920	$1,051,030

Total	$6,198,958	$5,753,182

      It is the policy of our Audit Committee to preapprove all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the Company’s independent auditors, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the Securities Exchange Commission. Our Audit Committee did not rely on the de minimis exception for any of the fees disclosed above.

Recommendation and Vote Required

      Our Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the decision of our Board of Directors to retain PricewaterhouseCoopers as our independent auditors for fiscal year 2004. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on the vote.

CERTAIN TRANSACTIONS

      Newfield Exploration Company, a company of which Joe B. Foster (one of our directors) is the Non-executive Chairman of the Board and Philip J. Burguieres (another of our directors) is also a member of the Board of Directors, managed and operated an offshore producing oil and gas property for one of J. Ray McDermott’s subsidiaries under a production and operation agreement. During 2003, J. Ray McDermott sold its interest in this property and, as a result, terminated the production and operation agreement. Under the agreement, however, this subsidiary was required to pay Newfield (1) an operations management fee of $10,764 per month, (2) a marketing services fee at a rate of $.01/MMBTU, with a minimum monthly fee of $1,500, (3) a minimum accounting and property supervision fee of $5,382 per month and (4) reimbursement for certain costs incurred by Newfield in connection with the agreement. During fiscal year 2003, this subsidiary paid approximately $485,000 to Newfield under the agreement. This J. Ray McDermott subsidiary also sold natural gas at established market prices to Newfield. During fiscal year 2003, such natural gas sales were approximately $2.95 million. Another subsidiary of J. Ray McDermott also periodically enters into agreements to design, fabricate or install offshore pipelines or structures for Newfield. There were no such transactions between Newfield and J. Ray McDermott during the year ended December 31, 2003.

      From time to time, one or more of our subsidiaries purchases materials, products or services from Northrop Grumman Corporation or one or more of its affiliated companies. One of our directors, Thomas C. Shievelbein, is also the President of Northrop Grumman Newport News, a subsidiary of the Northrop Grumman Corporation. During fiscal year 2003, such purchases amounted to approximately $2.5 million.

      Each of Messrs. Wilkinson, Burkhart, Fees, Henzler, Kalman, Nesser and Sannino has irrevocably elected to satisfy withholding obligations relating to all or a portion of any applicable federal, state or other taxes that may be due on the vesting in fiscal year 2004 of certain shares of restricted stock that each has been awarded under various long-term incentive plans by returning to us a number of such vested shares having a fair market value equal to the amount of such taxes. These elections, which apply to an aggregate of 96,906, 1,000, 10,571, 11,867, 5,000, 21,509 and 13,980 shares vesting in fiscal year 2004 with respect to Messrs. Wilkinson, Burkhart, Fees, Henzler, Kalman, Nesser and Sannino, respectively, are subject to approval of the Compensation Committee of our Board of Directors, which the Compensation Committee has granted.

      We expect any transfers of shares of restricted stock back to us will be reported in the SEC filings made by those transferring holders who are obligated to report transactions in our securities under Section 16 of the Securities Exchange Act of 1934.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the New York Stock Exchange. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that our directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during the year ended December 31, 2003.

STOCKHOLDERS’ PROPOSALS

      Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2005 Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than December 3, 2004. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.

      In addition, any stockholder who intends to submit a proposal for consideration at our 2005 Annual Meeting, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our by-laws, such notice must (1) be received at our executive offices no earlier than November 6, 2004 or later than January 5, 2005 and (2) satisfy specified requirements. A copy of the pertinent by-law provisions can be found on our website at www.mcdermott.com at “Investor Relations — Corporate Governance.”

By Order of the Board of Directors,

JOHN T. NESSER, III
Secretary

Dated: April 2, 2004

APPENDIX A
Effective January 30, 2004

McDERMOTT INTERNATIONAL, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

Preamble

      The Audit Committee of the Board of Directors of McDermott International, Inc. (hereinafter sometimes the “Company” or “McDermott”) adopts this charter.

I.	Purpose

      The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the Board) in fulfilling its oversight responsibilities with respect to financial reports and other financial information provided by the Company to its shareholders and others by carrying out the following duties:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Oversee the integrity of the financial statements of the Company.

•	Monitor the compliance by the Company with legal and regulatory financial requirements.

•	Evaluate the independence, qualifications and performance of the Company’s independent auditors.

•	Oversee the performance of the Company’s internal audit function.

•	Oversee certain aspects of the Company’s Compliance and Ethics Program relating to financial matters, books and records and accounting and as required by applicable statutes, rules and regulations.

•	Provide an open avenue of communication among the Company’s outside auditors, financial and senior management, the internal audit department and the Board.

•	Comply with the applicable reporting requirements established by the Securities and Exchange Commission (the “SEC”).

II.	Committee Composition

      The Committee will be composed of not less than three members of the Board. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member shall meet the qualifications of an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K promulgated by the SEC.

      Each member of the Committee shall meet the independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Corporate Governance Rules of the New York Stock Exchange (NYSE), as defined in the NYSE Listed Company Manual. Accordingly, all of the members will be directors independent of management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Committee member.

      The members of the Committee shall be elected by the Board at each annual organizational meeting and shall serve until the Board’s next annual organizational meeting and their successors are duly elected and qualified, or until their earlier resignation or removal. The Board shall have the authority at any time to remove one or more members of the Committee. The Chairman shall be elected by the full Board. If the Board should fail to elect a chairman, or should the chairman be absent or unavailable, the members of the Committee may designate a chair by majority vote of the full Committee membership. No member of the Audit Committee may serve as a member of in excess of two other audit committees.

      The Committee shall have the authority to engage independent counsel or other advisors, as it determines necessary to carry out its duties.

      The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the Company’s outside auditors for the purpose of preparing or issuing an audit report or performing any other services for the Company, compensation to any advisors employed by the Committee, and administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

III.	Meetings

      The Committee shall meet at least four times annually or more frequently as circumstances dictate. A detailed written agenda shall be prepared by or under supervision of the Chair of the Committee and distributed in advance.

      The Committee shall meet at least annually with management, the internal audit director and the outside auditors, in separate executive sessions, to discuss any matters that the Committee or any of these individuals or groups believe should be discussed privately. The Committee shall maintain a high degree of independence both in establishing its agenda and directly accessing various members of McDermott and subsidiary management.

      The Committee will maintain written minutes of all its meetings, which will be available to every member of the Board.

IV.	Responsibilities and Duties

      The Committee’s principal responsibility is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the outside auditors are responsible for auditing and reviewing those financial statements. Additionally, the Committee recognizes that financial management (including the internal audit staff), as well as the outside auditors, have more knowledge and more detailed information about the Company than do the members of the Committee; consequently, in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent accountants’ work.

      Pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC, the Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (any such firm is referred to in this charter as the Company’s outside auditors). The Committee shall have and may exercise all the powers of the Board, except as may be prohibited by law, with respect to all matters encompassed by this charter, and shall have all the power and authority required under the Sarbanes-Oxley Act of 2002.

      The outside auditors of the Company are ultimately accountable to the Committee and the Board, as opposed to management of the Company. The Committee shall have the sole authority to appoint and, where appropriate, replace the Company’s outside auditors (subject to shareholder ratification) and to approve all audit engagement fees and terms. The Committee shall be directly responsible for the compensation and oversight of the work of the Company’s outside auditors (including resolution of disagreements between management and the outside auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing any other services for the Company. The Company’s outside auditors shall report directly to the Committee.

      The Committee shall preapprove all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the Company’s outside auditors, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and the applicable rules and regulations of the SEC.

      The Committee may form and delegate authority to subcommittees consisting of one or more members when the Committee deems it appropriate to do so, including the authority to grant preapprovals of audit and other permissible services. The Committee also may delegate such preapproval authority to any of its members. Any decisions of such subcommittees or members to grant preapprovals shall be reported to the full Committee at the next meeting of the Committee.

      The following functions shall be the common recurring activities of the Committee in carrying out its oversight responsibility. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

Disclosure and Reporting

      1. The Committee will prepare a report for inclusion in the Company’s annual proxy statement, with the names of all Committee members, stating whether the Committee:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with the outside auditors matters requiring discussions by the Statement on Audit Standards (SAS) No. 61, Communication with Audit Committees;

(3) received the written disclosures and letter from the outside auditors required by Independence Standards Board No. 1, and discussed with the outside auditors their independence; and

(4) based on that review and discussion, recommended to the full Board that the audited financial statements be included in McDermott’s Annual Report on Form 10-K.

      2. Ensure that McDermott provides the NYSE written confirmation regarding:

(1) any determination the Board has made regarding the independence of directors;

(2) financial literacy of Committee members;

(3) the determination that at least one of the Committee members has accounting or related financial management expertise; and

(4) the annual review and reassessment of the adequacy of the Committee charter.

Documents/ Reports Review

      3. Review and discuss with management and the Company’s outside auditors the annual audited financial statements, and the related footnotes and disclosures, as well as disclosures made in management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K.

      4. Review and discuss with management and the Company’s outside auditors the Company’s quarterly financial statements, and the related footnotes and disclosures, as well as disclosures made in management’s discussion and analysis of financial condition and results of operations prior to the filing of the Company’s Quarterly Reports on Form 10-Q, including any matters provided in Statement on Auditing Standards No. 100 arising in connection with the Company’s quarterly financial statements.

      5. Review and discuss with management and the Company’s outside auditors:

•	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, any major issues concerning the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

•	Analyses prepared by management and/or the Company’s outside auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative methods of generally accepted accounting principles on the financial statements.

      6. Review with management the Company’s earnings press releases, with particular emphasis on the use of any “non-GAAP financial measures,” as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (covering, for example, the types of information to be disclosed and the type of presentation to be made).

      7. Review with management and the Company’s outside auditors the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures on the Company’s financial statements.

      8. Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures; and discuss the Company’s policies and guidelines concerning risk assessment and risk management.

      9. Review significant internal audit reports and management’s responses with the Vice President of Internal Audit.

      10. The Committee will review and discuss a report from the Company’s outside auditors that contains all “critical policies and practices to be used all alternative treatments of financial information within (GAAP) that have been discussed with management ramifications of the use of such alternative disclosures and treatments, and the treatment preferred other material written communications between the firm and management” by the firm.

      11. Have oversight responsibility for certain aspects of the Company’s Compliance and Ethics Program relating to financial matters, books and records, and accounting and as required by applicable statutes, rules and regulations.

      12. At least annually, obtain and review a report by the company’s outside auditors describing (i) the outside auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the outside auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the outside auditors and the Company as contemplated by Independence Standards Board Standard No. 1. Evaluate the Company’s outside auditors’ qualifications, performance and independence, including considering whether the outside auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the outside auditors’ independence. In making this evaluation, the Committee shall take into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the Company’s outside auditors to the full Board.

Outside Auditors

      13. Recommend to the Board each year, a firm of independent certified public accountants to serve as McDermott’s principal independent auditors. The Board will not recommend a registered public accounting firm to perform an audit if the company’s Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, Controller (or equivalent) was employed by the audit firm and participated in the Company’s audit during the one-year period preceding the date of initiation of the current audit.

      14. On an annual basis, after completion of the annual audit of the Company’s consolidated financial statement included in the Annual Report on Form 10-K and prior to its filing, review with outside auditors any significant changes required in the examination plan; any serious difficulties or disputes with management encountered during the course of the audit; and other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Generally Accepted Auditing Standards (GAAS), including but not limited to discussions relating to the outside auditors’ judgment about such matters as the quality, not just the acceptability, of the Company’s accounting practices and other items set forth in SAS 61. On an annual basis, obtain from the Company’s outside auditors assurance that Section 10A(b) of the Exchange Act has not been implicated with respect to the Company’s most recently completed fiscal year.

      15. Annually approve the fees and other compensation to be paid to the outside auditor.

      16. Require a formal written statement from the outside auditor consistent with Independence Standards Board Standard No. 1. The Committee is responsible for oversight of auditor independence and shall discuss annually with the outside auditor any relationships or services that may impact the auditor’s independence, and take, or recommend to the full Board, actions to ensure that independence.

      17. Discuss with the outside auditor the auditor’s judgment about the quality of McDermott’s accounting principles and the underlying estimates as required by SAS No. 90, Audit Committee Communications.

      18. Require that the outside auditor communicates to the Committee (or be satisfied that management has communicated) with regard to their quarterly reviews any matters of the types described in SAS No. 61.

      19. Review the capabilities and performance of the lead and engagement partner of the Company’s outside auditors.

      20. Confirm the regular rotation of the audit partners as required by applicable law. Consider whether there should be regular rotation of the outside auditing firm.

      21. Review with the Company’s outside auditors any communication or consultation between the Company’s audit team and the outside auditors’ national office respecting auditing or accounting issues presented by the engagement.

      22. Establish hiring policies for the Company’s employment of the Company’s outside auditors’ personnel or former personnel, which may take into account whether a proposed employee participated in any capacity in the audit of the Company.

      23. Meet with the Company’s outside auditors prior to the audit to review the planning and staffing of the audit.

Internal Audit Function

      24. The Committee shall review and approve the appointment, replacement, reassignment or dismissal of the Vice President of Internal Audit.

      25. Annually review and approve the internal audit plan and discuss any subsequent changes in the scope of the audit plan.

      26. Review the results of the internal audit process with management and the Vice President of Internal Audit including significant findings, management’s responses thereto, and the status of corrective actions or implementation of recommendations.

      27. Evaluate the budget, activities, organizational structure, and qualifications of the internal audit department.

Ethical and Legal Compliance

      28. Review the disclosures that the Company’s Chief Executive Officer and Chief Financial Officer make to the Committee and the Company’s outside auditors in connection with the certification process for the Company’s Reports on Form 10-K and Form 10-Q concerning any significant deficiencies or weaknesses in the design or operation of internal control over financial reporting and any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

      29. Obtain reports from management, the Company’s senior internal auditing executive and the Company’s outside auditors that the Company’s subsidiary/ foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct.

      30. Review with McDermott’s General Counsel any legal matter that could have a significant impact on the financial statements, the Company’s relevant compliance policies and any material reports or inquiries received from regulators or governmental agencies.

      31. Review management’s monitoring of compliance with McDermott’s Code of Business Conduct, and ensure that management has the proper review system in place to ensure that McDermott’s financial statements, reports and other financial information disseminated to the public satisfy legal requirements.

      32. The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

      33. Committee members are prohibited from taking any action to fraudulently influence, coerce, manipulate, or mislead any auditor engaged in the performance of an audit for the purpose of rendering the financial statements materially misleading.

Other

      34. In addition to the activities described above, the Committee will perform such other functions the Committee or the Board deems necessary or appropriate under law; the Company’s articles of incorporation, by-laws and governing documents; and the resolutions and other directives of the Board of Directors. The duties and responsibilities of a member of the Committee are in addition to those duties generally pertaining to a member of the Board of Directors.

      35. The Committee shall have the authority to engage independent counsel or other advisors, as it determines necessary to carry out its duties.

      36. Review annually the Committee’s own performance.

      37. Make regular reports to the Board.

      38. The Committee will review this charter periodically, as conditions dictate, but at least annually, and update this charter if necessary or appropriate.

McDERMOTT INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 5, 2004
9:30 a.m.
Hotel Inter-Continental
Pelican I Room
444 St. Charles Avenue
New Orleans, Louisiana

Dear Stockholder:

McDermott International, Inc. encourages you to vote your shares electronically through the Internet or the telephone 24 hours a day, 7 days a week. This eliminates the need to return the proxy card.

1. To vote over the Internet:

•	Log on the Internet and go to the web site http://www.eproxyvote.com/mdr

2. To vote over the telephone:

•	On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683)

•	Outside of the U.S. and Canada call 201-536-8073

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

Your vote is important. Thank you for voting.

PLEASE FOLD AND DETACH HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE

McDERMOTT INTERNATIONAL, INC.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John T. Nesser III and Francis S. Kalman, and each of them individually, as attorneys, agents and
P	proxies of the undersigned, with full power of substitution and resubstitution, to vote all the shares of common stock of McDermott
R	International, Inc. (“McDermott”) that the undersigned may be entitled to vote at McDermott’s Annual Meeting of Stockholders to be held
O	on May 5, 2004, and at any adjournment or postponement of such meeting, as indicated on the reverse side hereof, with all powers which
X	the undersigned would possess if personally present.
Y
The undersigned acknowledges receipt of McDermott’s Annual Report for the fiscal year ended December 31, 2003 and its Notice of 2004 Annual Meeting of Stockholders and related Proxy Statement.

PLEASE MARK, SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

McDermott International, Inc.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8242
EDISON, NJ 08818-8242

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed
24-hours a day, seven days a week until 11:59 PM on 05/04/04.

Your vote is important. Please vote immediately.

Vote-by-Internet 1. Log on to the internet and go to http://www.eproxyvote.com/mdr 2. Follow the easy steps outlined on the secured website.

OR

Vote-by-Telephone 1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 2. Follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	1317

IMPORTANT—PLEASE MARK APPROPRIATE BOXES ONLY IN BLUE OR BLACK INK AS SHOWN ABOVE.

  McDERMOTT INTERNATIONAL, INC.

1.	Election of Directors: (the Directors favor a vote ("FOR"). Nominees as Class II Directors: 01. Joe B. Foster, 02. Robert L. Howard, 03. D. Bradley McWilliams and 04. Thomas C. Schievelbein.

				FOR	AGAINST	ABSTAIN
	FOR ALL NOMINEES	WITHHOLD FROM ALL NOMINEES	2.	Retention of PricewaterhouseCoopers LLP as McDermott’s independent auditors for the year ending December 31, 2004 (the Directors favor a vote “FOR”). ☐	☐	☐
	☐	☐		Annual Report
☐	For all nominees except as written above			Mark here to discontinue annual report mailing for the account (for multiple-account holders only).		☐

Every properly signed Proxy will be voted in accordance with the specifications made thereon. If not otherwise specified, this Proxy will be voted FOR (1) the election of Directors, and (2) the retention of PricewaterhouseCoopers LLP as McDermott’s independent auditors. The proxy holders named on the reverse side also will vote in their discretion on any other matter that may properly come before the meeting.

NOTE:	Signature(s) should agree with name(s) on stock certificates as specified hereon. Executors, administrators, trustees, etc., should indicate when signing. All proxies heretofore given by the signatory to vote at such meeting or any adjournment or postponement thereof are hereby revoked.

Signature:	Date:	Signature:	Date:

NOTICE TO PARTICIPANTS OF
THE THRIFT PLAN FOR EMPLOYEES OF MCDERMOTT INCORPORATED
AND PARTICIPATING SUBSIDIARY AND AFFILIATED COMPANIES

April 2, 2004

Dear Thrift Plan Participant:

     The Annual Meeting of Stockholders of McDermott International, Inc. (“McDermott”) will be held on Wednesday, May 5, 2004. Enclosed for your review are the Notice of McDermott’s Annual Meeting of Stockholders and the related Proxy Statement.

YOUR VOTE IS IMPORTANT!

     As a participant in The Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “Thrift Plan”), you are strongly encouraged to direct Vanguard Fiduciary Trust Company (“Vanguard”), the trustee of your Thrift Plan, to vote your shares of McDermott common stock held in your separate Thrift Plan account.

PROVIDING YOUR INSTRUCTIONS TO VANGUARD

     To instruct Vanguard how to vote the shares of McDermott common stock in your Thrift Plan account, you may vote by mail, telephone or the Internet. To vote by mail, complete, sign, and date the enclosed instruction form and mail it to Vanguard in the enclosed postage-paid reply envelope. If you wish to vote via telephone, please call 1-888-221-0697 and follow the appropriate prompts. If you wish to vote via the Internet, log on to www.401kproxy.com and follow the instructions provided. Regardless of the method you choose, your instructions must be received at Vanguard by the Thrift Plan Deadline, which is 4:00 p.m. Eastern time on Friday, April 30, 2004. Please note, should you elect to vote via telephone or Internet, there is no need to mail in your proxy card. Your telephone or Internet vote serves as an electronic ballot and provides instruction to vote your shares in the same manner as if you signed and returned your proxy card.

     Your proxy voting direction will apply to shares held in your Thrift Plan account at the close of the New York Stock Exchange on the record date, March 26, 2004.

THE TERMS OF YOUR THRIFT PLAN

     Please note, the terms of your Thrift Plan provide that Vanguard will vote the shares of McDermott common stock held in your Thrift Plan account as directed. Additionally, any shares of McDermott common stock held in the Thrift Plan for which Vanguard does not receive timely participant directions generally will be voted by Vanguard in the same proportion as the shares for which Vanguard receives timely voting instructions from participants within the Thrift Plan.

     The enclosed information relates only to shares of McDermott common stock held in your Thrift Plan account. If you own other shares outside of the Thrift Plan, you should receive separate mailings relating to those shares.

YOUR DECISION IS CONFIDENTIAL

     All instructions received by Vanguard from individual participants will be held in confidence and will not be divulged to any person, including McDermott, or any of their respective directors, officers, employees or affiliates.

FOR ADDITIONAL QUESTIONS

     If you have any questions about the proxy solicitation by McDermott, please direct all inquiries to:

McDermott International, Inc.
1450 Poydras Street
New Orleans, LA 70112-6050
Attention: Corporate Secretary

Or call (504) 587-5400

Additionally, all proxy-solicitation materials are available online at www.sec.gov. If you have questions on how to provide voting instructions to Vanguard, please contact Vanguard Participant Services weekdays during normal business hours at 1-800-523-1188.

Sincerely,

Vanguard Fiduciary Trust Company

(VANGUARD GROUP LETTERHEAD)

3 Easy Ways to Vote Your Voting Instruction Form

24 Hours a Day

	VOTE ON THE INTERNET		VOTE BY PHONE		VOTE BY MAIL

•	Read the Proxy Statement and have this card at hand	•	Read the Proxy Statement and have this card at hand	•	Read the Proxy Statement and have this card at hand
•	Log on to www.401kproxy.com	•	Call toll-free 1-888-221-0697	•	Check the appropriate boxes on reverse
•	Follow the on-screen instructions	•	Follow the recorded instructions	•	Sign and date proxy card
•	Do not return this paper ballot	•	Do not return this paper ballot	•	Return promptly in the enclosed envelope

ê Please fold and detach card at perforation before mailing ê

CONFIDENTIAL VOTING INSTRUCTION FORM
TO: VANGUARD FIDUCIARY TRUST COMPANY, TRUSTEE
UNDER THE THRIFT PLAN FOR EMPLOYEES OF McDERMOTT INCORPORATED
AND PARTICIPATING SUBSIDIARY AND AFFILIATED COMPANIES

The undersigned participant in The Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the "Thrift Plan") hereby directs Vanguard Fiduciary Trust Company ("Vanguard"), the trustee for the Thrift Plan, to vote all the shares of common stock ("common stock") of McDermott International, Inc. ("McDermott") held in the undersigned's Thrift Plan account at McDermott's Annual Meeting of Stockholders to be held in the Pelican I Room of the Hotel Inter-Continental, 444 St. Charles Avenue, New Orleans, Louisiana, on Wednesday, May 5, 2004, at 9:30 a.m. local time, and at any adjournment or postponement of such meeting, as indicated on the reverse side of this voting instruction form.

Every properly signed voting instruction form will be voted in accordance with the specifications made thereon. If your voting instruction form is not properly signed or dated or if no direction is provided, your shares generally will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from participants in the Thrift Plan.

THIS INSTRUCTION FORM MUST BE RECEIVED AT VANGUARD BY 4:00 p.m. Eastern time, Friday, April 30, 2004.

The undersigned acknowledges receipt of McDermott's Annual Report for the fiscal year ended December 31, 2003 and its Notice of 2004 Annual Meeting of Stockholders and related Proxy Statement.

Dated ___________________,2004

SIGNATURE (Please sign in Box)
NOTE: Signature should be the same as the name on your Thrift Plan account. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give full title as such. The person signing above hereby revokes all instructions heretofore given by such person to vote the shares of McDermott common stock held in such person's Thrift Plan account at such meeting or any adjournment or postponement thereof.

131 kg

ê Please fold and detach card at perforation before mailing ê

Please fill in box(es) as shown using black or blue ink. ☒
PLEASE DO NOT USE FINE POINT PENS.

1.	Election of Directors:		FOR all	WITHHOLD
			nominees,	AUTHORITY
	Nominees as Class II Directors: (the Directors favor a vote "FOR").		except as	for all
			specified	nominees
	(01) Joe B. Foster,	(03) D. Bradley McWilliams and	at left.
	(02) Robert L. Howard,	(04) Thomas C. Schievelbein.
			☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the number(s) of the nominee(s) in the space provided above.

		FOR	AGAINST	ABSTAIN
2.	Retention of PricewaterhouseCoopers LLP as McDermott's independent auditors for the year ending December 31, 2004 (the Directors favor a vote "FOR").	☐	☐	☐

The terms of your Thrift Plan provide that Vanguard will vote the shares of McDermott common stock held in your Thrift Plan account as directed. Additionally, McDermott common stock held in the Thrift Plan for which Vanguard does not receive direction before 4:00 p.m. Eastern time, on Friday, April 30, 2004, generally will be voted by Vanguard in the same proportion as the shares for which Vanguard receives timely voting instructions from participants in the Thrift Plan.

PLEASE SIGN AND DATE THE FRONT SIDE OF THIS VOTING INSTRUCTION FORM AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.